Exhibit 10.2

SHARE CANCELLATION AGREEMENT AND RELEASE

THIS AGREEMENT is hereby made effective this 10th day of October 2011, by and between RED ROCK PICTURES HOLDING, INC., a Nevada corporation, having its address at 3355 W. Alabama, Suite 1150, Houston, Texas 77098, (the "Company"), Reno Rolle and Lynn Rolle.

RECITALS

WHEREAS, pursuant to that certain Share Exchange Agreement dated the date hereof the Company intends to acquire up to 100% of the issued and outstanding shares of Office Supply Line, Inc., a Nevada corporation (“OSL”), from the OSL shareholders in exchange for the issuance of certain shares of the Company (the “Exchange”);

WHEREAS, Reno Rolle is the holder and owner of 87,357 shares of the Company’s common stock (the “Reno Rolle Shares”);

WHEREAS, Reno Rolle and Lynn Rolle together are the holders and owners of 56,452 shares of the Company’s common stock (the “Combined Shares”, together with the Reno Rolle Shares, the“Shares”);

WHEREAS, the parties agree to the cancellation of 143,809  Shares represented by the executed Agreement in exchange for a spin-off of certain assets of the Company as contemplated in the Asset Assignment Agreement between the Company, Revolution Oils, LLC,  dated October 10, 2011 (the “Asset Assignment Agreement”); and

WHEREAS, both the Company, Reno Rolle and Lynn Rolle deem it to be in their respective best interests to immediately cancel the Shares.

NOW THEREFORE, in consideration of the mutual covenants contained herein (the sufficiency whereof is hereby acknowledged by the parties hereto), the parties hereby agree to and with each other as follows:

AGREEMENT

1. CONSIDERATION. In consideration for cancellation of the 143,809 Shares of the Company, the Company shall spin-off of certain assets of the Company as contemplated in the Asset Assignment Agreement, a copy attached hereto as Exhibit A.

2. CANCELLATION OF THE SHARES. The Shares shall be cancelled effective on the date of this Agreement.

3. RELEASE.  Reno Rolle and Lynn Rolle together with their heirs, executors, administrators, and assigns hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company and its subsidiaries and affiliates and each of their current or former officers, directors, stockholders, attorneys, agents, or employees (collectively, the "Company Released Parties") from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities and expenses (including attorneys' fees and costs), of every kind and nature, known or unknown, which he ever had or now has against the Company or Company Released Parties including, but not limited to, all claims arising out of (i) the original grant and this cancellation of the Shares and (ii) the Employment Agreement, dated June 1, 2008, between Reno Rolle and the Company (the “Employment Agreement”), including any claim for any past salary or equity in the Company owed, or (iii) Reno Rolle’s employment with or separation from the Company, all wrongful discharge claims, all common law claims including, but not limited to, actions in tort, defamation, breach of contract and any claims under any other federal, state or local statutes or ordinances not expressly referenced above.

4. Termination of Employment Agreement.  The Employment Agreement is herby terminated.

5. Secured Promissory Note.  For any avoidance of doubt, Reno Rolle hereby acknowledges that the Exchange satisfies the conditions of Section 6.7 of the Secured Promissory Note, dated April 20, 2011, in favour of Crisnic (the “Secured Promissory Note”) and Reno Rollo has no right or claim to common stock of the Company under Section 6.7 of the Secured Promissory Note upon the closing of the Exchange.

6. Representations and Warranties of Reno Rolle and Lynn Rolle.  As an inducement to OSL entering into the Exchange, and to obtain the reliance of OSL and the OSL shareholders,  Reno Rolle and Lynn Rolle each represents and warrants, as follows:

(a)  Litigation and Proceedings.  Reno Rolle or Lynn Rolle has not commenced, or intends to commence, any actions, suits, proceedings against the Company or any of its former or current officers and directors or affecting the Company or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.

(b)  Related Party Transactions with the Company.  Except as disclosed on Schedule 4(b) hereto, no related party to Reno Rolle or Lynn Rolle is owed any money by Red Rock or is otherwise a creditor of Red Rock.

(c)  Shares Owned.  Reno Rolle and Lynn Rolle hereby represent and warrant that, other than the Shares, they do not own or have the claim on any other shares of common stock or preferred stock of Red Rock; and upon execution of this Agreement that each will no longer hold any equity interest in Red Rock.

7.  MUTUAL REPRESENTATIONS. As may be required, the parties will execute and deliver all such further documents, do or cause to be done all such further acts and things, and give all such further assurances as in the opinion of the Company or its counsel are necessary or advisable to give full effect to the provisions and intent of this Agreement.

8.  GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of New York.

9.  COUNTERPARTS. This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

10.  ELECTRONIC DELIVERY. Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement.

IN WITNESS WHEREOF the parties hereto have placed their signatures hereon on the day and year first above written.

COMPANY

RED ROCK PICTURES HOLDING, INC.

By: ________________________
Name:  Anthony Gentile,
Title:    President, Chief Financial Officer and Secretary

RENO ROLLE

By: ________________________

LYNN ROLLE

By: ________________________

OFFICE SUPPLY LINE, INC.

By: ________________________
Name:
Title:

EXHIBIT A

COPY OF ASSET ASSIGNMENT AGREEMENT

Schedule 4(b)
Related Party Transactions with the Company

Anti-aging Executive Producer Agreement - which agreement is being assigned to Revolution Oils, LLC pursuant to the Asset Assignment Agreement